Exhibit 10.1

February 7, 2023

Dear Dan Jedda,

On behalf of Roku, Inc. (the “Company” or “Roku”), I am very pleased to offer you employment with the Company. This offer letter (the “Offer”) sets forth the terms and conditions of your employment relationship with Roku.

1.Position and Start Date.

a.Position: Chief Financial Officer is a full-time role reporting to Anthony Wood, Founder, Chairman and Chief Executive Officer working out of the Austin, Texas office location after your relocation to Texas. Your employment is subject to the Company’s personnel policies and procedures. The Company has the discretion to modify your position, duties, reporting relationship, and office location as well as personnel policies and procedures from time to time. Other than your relocation to Austin, Texas, if you plan to relocate to another state, you must obtain prior approval from the Chief Executive Officer prior to your relocation.

b.Start date: Between April 17, 2023 and May 1, 2023 (“Start Date”).

2. Compensation.
a. Total Compensation Package. components:	Your compensation package will be comprised of the following
Annual Cash (annualized):	$2,100,000
One-Year[1] Roku Equity Value:	$3,900,000
Total Compensation Rate (“TCR”):	$6,000,000
1.Cash. Your cash compensation will be $2,100,000 annualized (or $80,769.23 per paycheck), payable in accordance with the Company's standard payroll practice and subject to applicable

____________________________

1 Please note that the one-year equity value of the Equity Award (as defined in section 2.a) is based on a 12-month period commencing on your first vest date, and then each subsequent 12-month period from the anniversary of your first vest date. Your first vest date is determined by your Start Date and your Equity Award Election (as described in section 2.a). Depending on your Start Date you may not have four RSU vest dates or, if applicable, 12 Option vest dates during your first 12 months of employment. Currently, the Company’s RSU vesting dates are March 1, June 1, September 1 and November 15, and Options vest monthly. If you have questions, please ask our SVP, People.

withholdings and deductions, as required or permitted by applicable law. Your position will be classified as exempt under the Fair Labor Standards Act and applicable state law, which means that you are not entitled to overtime pay. Your salary will compensate you for all hours worked. You will receive your full salary in any workweek that you perform work subject to deductions permitted by law.

2.Equity.
a.Equity Award. Subject to approval by the Compensation Committee of the Company’s Board of Directors or its delegate (the “Committee”), you will be granted an equity award for Class A common stock of the Company with a value of $15,600,000 (the “Equity Award”), which is equivalent to four years of equity value. The Equity Award is included in your TCR. As Chief Financial Officer you will be offered a choice regarding the form of the Equity Award. At your election, you may receive your Equity Award as:

i.100% in the form of a restricted stock unit (“RSU”) award for Class A common stock of the Company; or
ii.100% in the form of a stock option (“Option”) award for Class A common stock of the Company; or
iii.50% in the form of an RSU award and 50% in the form of a stock option (“Option”) award to purchase shares of Class A common stock of the Company.

An election form that details the method for converting the value of your Equity Award into an RSU award and, if applicable, an Option award will be provided to you before your Start Date, and you must complete and return it before or on your Start Date. If you do not complete and return the election form before or on your Start Date, your Equity Award will be 100% in the form of an RSU award. Once your election is made, it will be irrevocable.

b.Your Equity Award will be granted under the Roku, Inc. 2017 Equity Incentive Plan (the “Plan”). The specific vesting dates for your Equity Award will be described in your RSU Grant Notice and Award Agreement and, if applicable, your Stock Option Grant Notice and Option Agreement (each, an “Award Agreement”), which will be provided to you after the Committee’s formal approval. Your Equity Award will be governed in full by the terms of your applicable Award Agreement(s) and the Plan. In the event of any inconsistency between this Offer and your Award Agreement(s) related to the Equity Award, the applicable Award Agreement shall control.

3.Compensation Review. Your TCR will be reviewed as part of the Company’s normal compensation review process for direct reports of the Company’s Chief Executive Officer. The Company retains the discretion to modify your compensation terms at any time.

4.Total Realized Compensation Due to stock price fluctuations and, if applicable, your Start Date, your total realized compensation in any twelve-month period may be more or less than the amount stated above.

5.One-Time Payment. Contingent upon you starting your employment with the Company on or before May 1, 2023, you will receive a one-time payment of $50,000, less applicable taxes and withholdings (the “One-Time Payment”), in support of your relocation to be paid to you in the first pay date after 30 days of your Start Date less payroll deductions and all required withholdings. The One-Time Payment is not included in your TCR. You must remain an employee in good standing to be eligible for the bonus and should you resign within 12 months of your Start Date, a pro-rated portion of the payment will be owed back to the Company. To receive the One-Time Payment, you must be employed by the Company on the day of the payment. By signing this Offer, if you should voluntarily resign from our employment within 12 months, you expressly agree to repay Roku a pro-rated portion of the payment based on the length of time you remained employed after the One-Time Payment was advanced by personal check or other negotiable instrument within 30 days following your final date of employment by Roku.

3.Benefits.

a.Severance Benefits. Your severance benefits and equity acceleration, and terms governing your entitlement to such benefits, shall be as set forth in the Roku, Inc. Amended and Restated Severance Benefit Plan, with an effective date September 13, 2022 (“Severance Benefit Plan”), and any subsequent plans in place from time to time.

b.Insurance Benefits. Subject to the terms, conditions, and limitations of the Company’s benefit plans, you will be eligible to participate in the Company’s standard employee insurance benefits which currently consist of 401(k) Plan, medical, dental, vision, life, and disability insurance coverage. Generally, you are eligible to enroll in our major medical plans as of your Start Date. A full description of these benefits is available upon request.

c.Paid Time Off. You will be subject to Roku’s Time Off and Leave of Absence Policy, a copy of which will be provided to you prior to or on your Start Date.

The Company retains the discretion to modify your benefits and its policies at any time.

4.Employee Proprietary Information and Inventions Agreement; Protection of Third-Party Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign and comply with the Company’s standard Employee Proprietary Information and Inventions Agreement (the “PIIA”) as a condition of your employment. The PIIA is enclosed with this Offer. In your work for the Company, you are expected not to make unauthorized use or disclosure of or bring onto Company property any confidential or proprietary information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by you in the course of your employment. By signing this Offer, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. In addition, you hereby represent that you have disclosed to the Company in writing any conflict of interest or agreement you may have with any third party (e.g., a former employer) which may conflict with or limit your ability to perform your duties to the Company.

5.At-Will Employment. Your employment with the Company is “at will.” You may terminate your employment at any time by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause, and with or without advance notice. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

6.Background Checks. The Company reserves the right to conduct background checks, which may include background investigations and reference checks, on all of its potential employees. This Offer, therefore, is contingent upon a satisfactory clearance of such a background check, background investigation and/or reference check, if any. The Company also reserves the right to terminate the employment of an employee who has started work, but ultimately fails to satisfy the requirements of the pre-employment background check.

7.Governing Law. This Offer, for all purposes, shall be construed in accordance with the laws of Texas, without regard to conflict of law principles.

8.Terms of Employment. This Offer, together with your PIIA, form the complete and exclusive statement of your employment with Company. This Offer supersedes any other offers, agreements or promises made to you by anyone at Roku, whether oral or written. Other than those changes expressly reserved to the Company’s discretion in this Offer, including your job duties, title, compensation and benefits, and the Company’s personnel policies and procedures, this Offer cannot be changed except in a writing signed by you and a duly authorized officer of the Company.

This Offer is contingent upon: (i) your execution of this Offer and the PIIA; (ii) your consent to a background check with results satisfactory to the Company in its sole discretion; and (iii) your presentation of satisfactory documentary evidence of your identity and authorization to work in the U.S. within three (3) business days of your Start Date.

To indicate your acceptance of this Offer, please sign and date this Offer in the space provided below, and sign and date the enclosed PIIA, and return both fully signed documents to me no later than the close of business on February 14, 2023. This Offer will expire if we do not receive these fully signed documents within the aforementioned timeframe.

We look forward to your favorable reply and to a productive and enjoyable work relationship. Very truly yours,
/s/ Anthony Wood
Anthony Wood
Founder, Chairman and Chief Executive Officer
ROKU, INC.

Enclosure: Employee Proprietary Information and Inventions Agreement Roku, Inc. Amended and Restated Severance Benefit Plan

UNDERSTOOD AND AGREED
I have read and understood and I accept all the terms as set forth in the foregoing Offer. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing Offer, and this Offer supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter of this Offer.

Dan Jedda

/s/ Dan Jedda
Signature

/s/ February 11, 2023
Date
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